Exhibit 99.1

(1) Fairholme Partners, L.P. ("Fairholme Partners") is the direct holder of 431,251 shares of Common Stock of TAL International Group, Inc. (the "Common Stock"); Fairholme Ventures II, LLC ("Fairholme Ventures") is the direct holder of 431,251 shares of Common Stock; and Fairholme Holdings, Ltd. ("Fairholme Holdings") is the direct holder of 431,252 shares of Common Stock. Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which is the managing partner of Fairholme Partners, the managing member of Fairholme Ventures and the investment manager to Fairholme Holdings.

(2) Fairholme Partners is the direct holder of 9,683.33333 shares of Series A 12.0% Cumulative Senior Preferred Stock of TAL International Group, Inc. (the "Preferred Stock"); Fairholme Ventures is the direct holder of 9,683.33333 shares of Preferred Stock; and Fairholme Holdings is the direct holder of 9,683.33334 shares of Preferred Stock. Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which is the managing partner of Fairholme Partners, the managing member of Fairholme Ventures and the investment manager to Fairholme Holdings.